Exhibit 99.30

Reykjavík 29.04.2008

To:	Baugur Group hf (Counterparty)
ID no. 480798-2289
Túngötu 6, 101 Reykjavík

From:	Landsbanki Islands hf. (Bank)
ID no. 540291-2259
Hafnarstræti 5
101 Reykjavík
Telephone: 410-7372
Fax: 410-3002

Equity - Confirmation of a forward contract

A. Contract Description

Our reference:	9727-3

Trade Date:	29.04.2008

Effective Date:	30.04.2008

Buyer:	Baugur Group hf

Seller:	Landsbanki Íslands hf.

Ticker Code:	SKS US Equity, Saks Inc.

Nominal Amount:	1.000.000,00 shares

Spot Price:	22,3684

Forward Price:	22,7133

Contract Amount:	USD 22.713.307

Exchange:	NYSE

Maturity:	30.07.2008

Maturity Time:	Kl. 10:00 - 16:00 at maturity in Reykjavik

Delivery date:	Maturity of Contract

Seller’s account:	0100-26-010600

Buyer’s account:	0111-38-101289

B. Special Provisions

(i)	The Seller is obliged to sell the equities described above to the Buyer at maturity. Furthermore, the Seller is obliged to deliver to the Buyer the nominal value of the above-described equities at maturity. Landsbanki Íslands hf. is obliged to notify the Shareholders’ Register of the company concerned of the trade.

(ii)	At maturity, the Buyer will credit the Seller’s account with the above-described Contract amount.

(iii)	The contract shall be closed out at maturity, before 16:00 Reykjavík time. Otherwise penalty interest rates shall be payable on the contract amount, based on the current official interest rates published by the Central Bank of Iceland. Should the Counterparty wish to extend the Contract at maturity, both parties must agree on this expressly at least two days in advance.

(iv)	Upon closure of the Contract at maturity, or on the date closed if a Contract is closed prior to maturity, the Counterparty shall be obliged to pay to Landsbanki a closeout fee of 0,35 of the closeout amount.

(v)	Should the issuer of the above-listed equities decide to pay a dividend during the term of the Contract, i.e. between the trade date and maturity, the above forward price shall be decreased correspondingly by the amount of such dividend. It shall be up to the issuer of the above-listed equities to decide, as appropriate, whether the dividend is in proportion to the nominal value of share capital prior to or after its increase. The Seller shall thus be entitled to dividends and the above forward price decreased with regard to the dividend payment.

(vi)	Should the issuer of the above-listed equities decide on a bonus issue pay a dividend during the term of the Contract, i.e. between the trade date and maturity, the above forward price shall be decreased correspondingly by the proportional increase in share capital resulting from the issue of bonus shares. Furthermore, the above-listed nominal amount shall be increased in proportion to the bonus share issue.

(vii)	No transfer of rights and obligations provided for under this Contract may be made to a third party without the prior consent of both contracting parties.

(viii)	In addition to the Special Provisions of this Contract, the provisions of Landsbanki’s General Terms for Market Transactions shall apply to all transactions, as applicable. Furthermore, the provisions of the General Terms and Conditions for Interest Rate and Currency Transactions, issued by the Association of Commercial Banks and Savings Banks in Iceland in February 1998, shall apply, the Counterparty has acquainted itself with these Terms. Should there be any discrepancies between the provisions of this Contract and the General Terms and Conditions of Business, the provisions of this Contract shall apply. Should there be any discrepancies between the provisions of Landsbanki’s General Terms and Conditions of Business and the General Terms and Conditions for Interest Rate and Currency Transactions, the provisions of Landsbanki’s General Terms and Conditions shall apply.

(ix)	Should either contracting party fail to fulfil its obligations under this contract (contractual obligations) in full or in part, the other party shall be relieved of its obligations in accordance with the default. If the default is material, the other party may rescind this Contract unilaterally and without prior notice once such default (payment in arrears) has lasted two banking days. A party defaulting on payment in part or in full shall be solely responsible for any costs arising due to such default.

(x)	Any dispute which may arise as a result of this Loan Agreement shall be brought before the Reykjavík District Court.

(xi)	In confirmation of the above, both parties hereby affix their signatures to this Contract. The Counterparty thereby also confirms to Landsbanki that it has acquainted itself with the nature of forward contracts and availed itself of expert advice outside of Landsbanki Íslands prior to signing this Contract. In confirmation, the parties shall affix their signatures to this Contract in two identical copies, with each party retaining one copy.

Landsbanki Islands hf. (Bank)

Approved and confirmed, Reykjavik, 29.04.2008

Baugur Group hf (Counterparty)